Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-196093

Prospectus Supplement No. 5

(to Prospectus dated October 27, 2015)

14,958,633 Shares of Common Stock

This prospectus supplement supplements the prospectus dated October 27, 2015 (the “Prospectus”), as supplemented by prospectus supplement No. 1 dated November 16, 2015, prospectus supplement No. 2 dated December 17, 2015, prospectus supplement No. 3 dated February 16, 2016 and prospectus supplement No. 4 dated March 15, 2016, which relates to the resale, from time to time by certain selling stockholders (the “selling stockholders”), of up to an aggregate 14,958,633 shares of our common stock consisting of:

(1)	2,186,847 shares of common stock issued to the selling stockholders pursuant to the conversion of our 8% convertible promissory notes issued in connection with the Bridge Financing (as defined herein);
(2)	225,259 shares of common stock issuable upon the exercise of outstanding warrants (the “Bridge Warrants”) issued to the selling stockholders in connection with the Bridge Financing;
(3)	5,725,325 shares of common stock issued to the selling stockholders in connection with the Unit Financing (as defined herein);
(4)	5,725,325 shares of common stock issuable upon the exercise of outstanding warrants (the “Unit Warrants”) issued to the selling stockholders in connection with the Unit Financing;
(5)	562,346 shares of common stock issuable upon the exercise of outstanding warrants (the “Bridge Incentive Warrants”) issued to certain selling stockholders that invested in both the Bridge Financing and the Unit Financing;
(6)	67,575 shares of common stock issuable upon the exercise of outstanding compensation warrants issued to certain selling stockholders as compensation for services rendered to us in connection with the Bridge Financing; and
(7)	223,286 shares of common stock issuable upon the exercise of outstanding compensation warrants issued to certain selling stockholders as compensation for services rendered to us in connection with the Unit Financing.
(8)	242,670 shares of common stock issued to the selling stockholder pursuant to the conversion of a convertible promissory note and exercise of Note warrant in connection with the Note Conversion (as defined herein).

We will not receive any of the proceeds from the resale of these shares of our common stock by the selling stockholders. However, upon exercise we will receive the cash exercise price of the Bridge Warrants, the Units Warrants or the Bridge Incentive Warrants. If compensation warrants are exercised on a cashless basis we will not receive any cash from these exercises.

The selling stockholders may sell or otherwise dispose of the shares covered by the Prospectus or interests therein on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. Additional information about the selling stockholders, and the times and manner in which they may offer and sell shares of our common stock under the Prospectus, is provided in the sections entitled “Selling Stockholders” and “Plan of Distribution” of the Prospectus.

This prospectus supplement incorporates into our Prospectus the information contained in our quarterly report on Form 10-Q, filed with the Securities and Exchange Commission on May 16, 2016.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock is presently quoted on the OTCQB under the symbol “ANTB”. On May 13, 2016, the closing bid price of our common stock was $0.96 per share.

You should consider carefully the risks that we have described in the section entitled “Risk Factors” beginning on Page 10 of the Prospectus before deciding whether to invest in our common stock.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 17, 2016

 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended March 31, 2016
OR
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission file number: 000-54495

ANTRIABIO, INC

(Exact Name of Registrant as Specified in its Charter)

Delaware	27-3440894
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1450 Infinite Drive, Louisville, Colorado	80027
(Address of Principal Executive Offices)	(Zip Code)

(303) 222-2128

(Registrant’s Telephone Number, including Area Code)

(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. ☒ Yes ☐ No

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). ☒ Yes ☐ No

Indicate by check mark whether the Registrant is ☐ a large accelerated filer, ☐ an accelerated file, ☐ a non-accelerated filer, or ☒ a smaller reporting company (as defined in Rule 12b-2 of the Exchange Act)

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act)
☐ Yes ☒ No

Number of shares of issuer’s common stock outstanding as of May 16, 2016: 24,338,219

 i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements included or incorporated by reference in this report, other than statements of historical fact, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements appear in a number of places, including, but not limited to “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These statements represent our reasonable judgment of the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts, and use words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “may,” “should,” “plan,” “project” and other words of similar meaning. In particular, these include, but are not limited to, statements relating to the following:

•	projected operating or financial results, including anticipated cash flows used in operations;

•	expectations regarding capital expenditures, research and development expense and other payments;

•	our beliefs and assumptions relating to our liquidity position, including our ability to obtain additional financing;

•	our ability to obtain regulatory approvals for our pharmaceutical drugs and diagnostics; and

•	our future dependence on third party manufacturers or strategic partners to manufacture any of our pharmaceutical drugs and diagnostics that receive regulatory approval, and our ability to identify strategic partners and enter into license, co-development, collaboration or similar arrangements.

Any or all of our forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors including, among others:

•	the loss of key management personnel or sponsored research partners on whom we depend;

•	the progress and results of clinical trials for our product candidates;

•	our ability to navigate the regulatory approval process in the U.S. and other countries, and our success in obtaining required regulatory approvals for our product candidates;

•	commercial developments for products that compete with our product candidates;

•	the actual and perceived effectiveness of our product candidates, and how those product candidates compare to competitive products;

•	the strength of our intellectual property protection, and our success in avoiding infringing the intellectual property rights of others;

•	adverse developments in our research and development activities;

•	potential liability if our product candidates cause illness, injury or death, or adverse publicity from any such events;

•	our ability to operate our business efficiently, manage capital expenditures and costs (including general and administrative expenses) and obtain financing when required;

•	our expectations with respect to our acquisition activity.

In addition, there may be other factors that could cause our actual results to be materially different from the results referenced in the forward-looking statements, some of which are included elsewhere in this Quarterly Report on Form 10-Q, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Many of these factors will be important in determining our actual future results. Consequently, no forward-looking statement can be guaranteed. Our actual future results may vary materially from those expressed or implied in any forward-looking statements. All forward-looking statements contained in this Quarterly Report of Form 10-Q are qualified in their entirety by this cautionary statement. Forward-looking statements speak only as of the date they are made, and we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this Quarterly Report on Form 10-Q, except as otherwise required by applicable law.

1

AntriaBio, Inc.

PART I - FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS.

Consolidated Balance Sheets

	March 31, 2016	June 30, 2015
	(Unaudited)
Assets

Current assets
Cash	$1,746,022	$5,278,706
Restricted cash	-	450,167
Other current assets	294,278	387,511
Total current assets	2,040,300	6,116,384

Non-current assets
Fixed assets, net	6,134,613	4,524,912
Intangibile assets, net	53,437	58,906
Deposit	562,500	563,000
Total non-current assets	6,750,550	5,146,818

Total Assets	$8,790,850	$11,263,202

Liabilities, Series A Convertible Preferred Stock and Stockholders' Equity

Current liabilities:
Accounts payable and accrued expenses	$2,168,973	$1,408,399
Convertible notes payable	60,000	60,000
Deferred lease liability, current portion	116,952	98,671
Lease payable, current portion	46,946	93,852
Interest payable	14,579	13,079
Warrant derivative liability	11,679	31,777
Total current liabilities	2,419,129	1,705,778

Non-current liabilities:
Deferred lease liability, less current portion	431,341	480,490
Lease payable, less current portion	-	23,127
Total non-current liabilities	431,341	503,617

Total Liabilities	2,850,470	2,209,395

Commitments and Contingencies (Note 11)

Series A Convertible Preferred Stock - subject to redemption,
$0.01 par value, $1.95 redemption value; 15,000,000 authorized;
2,769,422 and no shares issued and outstanding,
March 31, 2016 and June 30, 2015, respectively	4,821,802	-

Stockholders' equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized;
none issued and outstanding	-	-
Common stock, $0.001 par value, 200,000,000 shares authorized;
24,338,219 and 24,338,219 shares issued and outstanding,
March 31, 2016 and June 30, 2015	24,341	24,341
Additional paid-in capital	41,268,207	38,138,754
Accumulated deficit	(40,173,970)	(29,109,288)
Total stockholders' equity	1,118,578	9,053,807

Total Liabilities, Series A Convertible Preferred Stock and Stockholders' Equity	$8,790,850	$11,263,202

See accompanying notes to consolidated financial statements

2

AntriaBio, Inc.

Consolidated Statements of Operations

	Three Months		Nine Months
	Ended March 31,		Ended March 31,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Operating expenses
Research and development
Compensation and benefits	$1,180,350	$628,252	$3,187,751	$1,306,806
Consultants and outside costs	265,470	166,472	869,750	425,891
Material manufacturing costs	461,599	296,385	1,837,110	871,308
Facilities and other costs	402,770	199,686	907,721	365,511
	2,310,189	1,290,795	6,802,332	2,969,516

General and administrative
Consulting fees	-	33,000	-	349,633
Compensation and benefits	907,626	780,500	3,025,476	2,828,032
Professional fees	106,791	72,270	344,964	362,339
Investor relations	88,138	36,602	202,458	468,047
General and administrative	302,731	87,033	706,380	626,777
	1,405,286	1,009,405	4,279,278	4,634,828

Total operating expenses	3,715,475	2,300,200	11,081,610	7,604,344

Loss from operations	(3,715,475)	(2,300,200)	(11,081,610)	(7,604,344)

Other income (expense)
Interest income	1	1,093	965	4,062
Interest expense	(1,143)	(2,086)	(4,135)	(4,885)
Derivative gains (losses)	5,782	(871,447)	20,098	(717,733)
Total other income (expense)	4,640	(872,440)	16,928	(718,556)

Net loss	$(3,710,835)	$(3,172,640)	$(11,064,682)	$(8,322,900)

Cumulative Preferred Stock dividend	(61,279)	-	(61,279)	-

Net loss attributable to common stock	$(3,772,114)	$(3,172,640)	$(11,125,961)	$(8,322,900)

Net loss per common share - basic and diluted	$(0.15)	$(0.14)	$(0.46)	$(0.42)

Weighted average number of common shares outstanding - basic and diluted	24,338,219	22,542,821	24,338,219	19,840,425

See accompanying notes to consolidated financial statements

3

AntriaBio, Inc.

Consolidated Statements of Stockholders' Equity

From June 30, 2014 to March 31, 2016 (Unaudited)

			Additional		Total
	Common Stock, $0.001 Par Value		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Equity

Balance at June 30, 2014	18,091,792	$18,092	$24,135,563	$(17,746,924)	$6,406,731

Stock-based compensation	-	-	2,846,828	-	2,846,828

Issuance of common stock for services	205,506	207	368,212	-	368,419

Fair value of warrants issued	-	-	6,026,070	-	6,026,070

Issuance of common stock, net of issuance costs of $3,144,479	6,040,921	6,042	4,762,081	-	4,768,123

Net loss for the year ended June 30, 2015	-	-	-	(11,362,364)	(11,362,364)

Balance at June 30, 2015	24,338,219	$24,341	$38,138,754	$(29,109,288)	$9,053,807

Stock-based compensation (Unaudited)	-	-	2,877,628	-	2,877,628

Fair value of warrants issued (Unaudited)	-	-	313,104	-	313,104

Dividends on Series A Preferred Stock (Unaudited)	-	-	(61,279)	-	(61,279)

Net loss for the nine months ended March 31, 2016 (Unaudited)	-	-	-	(11,064,682)	(11,064,682)

Balance at March 31, 2016 (Unaudited)	24,338,219	$24,341	$41,268,207	$(40,173,970)	$1,118,578

See accompanying notes to consolidated financial statements

4

AntriaBio, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months
	Ended March 31,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(11,064,682)	$(8,322,900)
Amortization of intangible asset	5,469	3,432
Depreciation expense	476,941	91,021
Stock-based compensation expense	2,877,628	1,864,226
Stock issued for services	-	298,418
Derivative (gains) losses	(20,098)	717,733
Warrant expense	62,941	84,558
Forgiveness of accounts payable and accrued expenses - related party	-	132,339
Changes in operating assets and liabilities:
(Decrease) increase in other assets	(93,767)	105,577
Increase in accounts payable and accrued expenses	448,345	380,727
Decrease in accounts payable and accrued expenses - related party	-	(529,394)
Increase in interest payable	1,500	1,500
(Decrease) increase in deferred lease liability	(30,868)	57,017
Net Cash Used In Operating Activities	(7,336,591)	(5,115,746)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(1,774,413)	(874,960)
Acquisition of intangibles	-	(55,000)
Return of security deposit	187,500	-
Decrease (increase) in restricted cash	450,167	(450,055)
Net Cash Used In Investing Activities	(1,136,746)	(1,380,015)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on lease payable	(70,033)	(45,019)
Proceeds from issuance of equity financing	-	9,761,070
Proceeds from issuance of preferred stock	5,347,615	-
Payment of placement agent compensation and issuance costs	(336,929)	(930,106)
Net Cash Provided by Financing Activities	4,940,653	8,785,945

Net (decrease) increase in cash	(3,532,684)	2,290,184

Cash - Beginning of Period	5,278,706	5,934,534

Cash - End of Period	$1,746,022	$8,224,718

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash Paid During the Period for:
Taxes	$-	$-
Interest	$-	$-

Non-Cash Transactions:
Fixed assets acquired through lease payable	$-	$184,877
Fixed assets acquired through tenant improvements	$-	$511,616
Warrant value recorded as issuance costs	$250,163	$1,671,618
Fixed assets included in accounts payable and accrued expenses	$312,229	$484,716
Warrant derivative liability reclassified as equity	$-	$2,217,605
Series A Preferred Stock dividend paid in stock	$61,279	$-

See accompanying notes to consolidated financial statements

5

AntriaBio, Inc.

Notes to Consolidated Financial Statements
March 31, 2016
(Unaudited)

Note 1 Nature of Operations

These financial statements represent the consolidated financial statements of AntriaBio, Inc. (“AntriaBio”), formerly known as Fits My Style, Inc., and its wholly owned operating subsidiary, AntriaBio Delaware, Inc. (“Antria Delaware”). AntriaBio and Antria Delaware are collectively referred to herein as the “Company”.

Note 2 Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the United States Securities and Exchange Commission for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X.

The unaudited interim financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K filed on September 28, 2015, which contains the audited financial statements and notes thereto, together with the Management’s Discussion and Analysis of Financial Condition and Results of Operations, for the year ended June 30, 2015.

Certain information or footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted, pursuant to the rules and regulations of the Securities and Exchange Commission for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. It is management's opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation. The interim results for the period ended March 31, 2016 are not necessarily indicative of results for the full fiscal year.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and the accompanying notes. Such estimates and assumptions impact, among others, the following: estimated useful lives of depreciable assets, the fair value of share-based payments and warrants, fair value of derivative instruments, estimates of the probability and potential magnitude of contingent liabilities and the valuation allowance for deferred tax assets due to continuing and expected future operating losses. Actual results could differ from those estimates.

Risks and Uncertainties

The Company's operations may be subject to significant risk and uncertainties including financial, operational, regulatory and other risks associated with a preclinical stage company, including the potential risk of business failure. See Note 3 regarding going concern matters.

6

Restricted Cash

Restricted cash consisted of cash held in a joint account with our general contractor until the completion of the construction in progress. As the construction process was completed as of December 31, 2015, the restricted cash was released and used to pay the final invoices to the general contractor.

Research and Development Costs

Research and development costs are expensed as incurred and include salaries, benefits and other staff-related costs; consultants and outside costs; material manufacturing costs; and facilities and other costs. These costs relate to research and development costs without an allocation of general and administrative expenses.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The standard also expands disclosures about instruments measured at fair value and establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

•	Level 1: Quoted prices for identical assets and liabilities in active markets;
•	Level 2: Quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and
•	Level 3: Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The carrying amounts of financial instruments including cash, restricted cash, accounts payable and accrued expenses, and convertible notes payable approximated fair value as of March 31, 2016 and June 30, 2015 due to the relatively short maturity of the respective instruments.

The warrant derivative liability recorded as of March 31, 2016 and June 30, 2015 is recorded at an estimated fair value based on a Black-Scholes pricing model. The warrant derivative liability is a level 3 fair value measurement with the entire change in the balance recorded through earnings. See significant assumptions in Note 9. The following table sets forth a reconciliation of changes in the fair value of financial instruments classified as level 3 in the fair value hierarchy:

Balance as of June 30, 2015	$(31,777)
Total unrealized gains (losses):
Included in earnings	20,098
Balance as of March 31, 2016	$(11,679)

Recent Accounting Pronouncements

In August 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-15, Disclosure of Uncertainties About an Entity's Ability to Continue as a Going Concern ("ASU 2014-15"), which provides guidance on determining when and how to disclose going-concern uncertainties in the financial statements. The new standard requires management to perform assessments of an entity's ability to continue as a going concern within one year of the date the financial statements are issued. An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity's ability to continue as a going concern. We will be required to perform the going concern assessment under ASU 2014-15 beginning with the year ending June 30, 2017. We do not expect the adoption of the new provisions to have a material impact on our financial condition, results of operations or disclosures.

7

In January 2015, the FASB issued ASU 2015-01, Income Statement – Extraordinary and Unusual Items (Subtopic 225-20), which eliminates the concept of extraordinary items. The new guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2015. The new guidance is to be applied prospectively but may also be applied retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. We expect to adopt the provisions of this new guidance beginning with the year ended June 30, 2017. We do not expect the adoption of the new provisions to have a material impact on our financial condition or results of operations.

In November 2015, the FASB issued ASU 2015-17, Income Taxes: Balance Sheet Classification of Deferred Taxes, which is intended to improve how deferred taxes are classified on organizations’ balance sheets by eliminating the current requirement for organizations to present deferred tax liabilities and assets as current and noncurrent in a classified balance sheet.  Instead, organizations will now be required to classify all deferred tax assets and liabilities as noncurrent.  The changes are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. We expect to adopt the provisions of this new guidance on July 1, 2016.  We do not expect the adoption of the new provisions to have a material impact on our financial condition or results of operations.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall: Recognition and Measurement of Financial Assets and Financial Liabilities, which addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. ASU 2016-01 will be effective for us starting on July 1, 2018, and early adoption is not permitted. We are currently evaluating the impact that the standard will have on our consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This update requires organizations to recognize lease assets and lease liabilities on the balance sheet and also disclose key information about leasing arrangements. This ASU is effective for annual reporting periods beginning on or after December 15, 2018, and interim periods within those annual periods. Earlier application is permitted for all entities as of the beginning of an interim or annual period. We are currently evaluating the impact the adoption of this ASU will have on our consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09. Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The update will affect all entities that issue share-based payment awards to their employees and is effective for annual periods beginning after December 15, 2016 for public entities. The areas for simplification in ASU 2016-09 involve several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. We are currently evaluating the impact the adoption of this ASU will have on our consolidated financial statements.

Note 3 Going Concern

As reflected in the accompanying financial statements, the Company has a net loss of $11,064,682 and net cash used in operations of $7,336,591 for the nine months ended March 31, 2016, and working capital deficit of $378,829 and stockholders’ equity of $1,118,578 with an accumulated deficit of $40,173,970 at March 31, 2016.  In addition, the Company is in the preclinical stage and has not yet generated any revenues. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company expects that its current cash resources as well as expected lack of operating cash flows will not be sufficient to sustain operations for a period greater than one year. The ability of the Company to continue its operations is dependent on Management's plans, which include continuing to raise capital through issuances of common and preferred stock.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the satisfaction of the liabilities that might be necessary should the Company be unable to continue as a going concern.

8

Note 4 Fixed Assets

The following is a summary of fixed assets and accumulated depreciation:

	Useful
	Life	March 31, 2016	June 30, 2015
Furniture and fixtures	5 - 7 years	$62,730	$55,330
Lab equipment	3 - 15 years	3,378,355	889,671
Lab equipment (not yet placed in service)	3 - 15 years	113,965	1,371,441
Leasehold improvements	3 - 7 years	3,191,792	29,296
Construction in process	-	-	2,315,803
		6,746,842	4,661,541
Less: accumulated depreciation and amortization		(612,229)	(136,629)
		$6,134,613	$4,524,912

The construction in process was completed as of December 31, 2015 and the balance was recorded into leasehold improvements at which time it began depreciating over the remaining life of the lease. Depreciation expense was $256,404 and $33,113 for the three months ended March 31, 2016 and 2015, respectively, and was $476,941 and $91,021 for the nine months ended March 31, 2016 and 2015, respectively.

Note 5 Related Party Transactions

During the three and nine months ended March 31, 2016, there were no related party transactions. During the three and nine months ended March 31, 2015, the Company incurred consulting expenses of $33,000 and $99,000, respectively, for services performed by related parties of the Company and included in the statements of operations.

Note 6 Convertible Notes Payable

From 2010 to 2012, the Company issued several series of convertible promissory notes for which principal and interest were due between six months and two years after issuance. The convertible notes allowed investors to convert their shares into common stock at the time of certain qualifying events with some of the notes also issuing warrants at the time of conversion.

During 2014, the Company sent letters to the holders of the 2010, 2011 and 2012 notes requesting amendment of their convertible notes payable. The convertible notes payable were amended to: (i) fix the conversion price of the notes into common stock at $1.50 per share, (ii) require mandatory conversion of principal and interest, and (iii) change the definition of a qualified financing to an equity financing of at least three million dollars. Note holders of $3,032,500 of the convertible notes payable balances outstanding have signed and returned the amendment letter. Based on the fixed conversion price, the intrinsic value of the beneficial conversion feature of $653,000 was calculated and recorded as a discount to the notes payable. As of June 30, 2014, $653,000 of the debt discount has been amortized into interest expense as these all amortized as part of the conversion.

2013 Notes – In December 2013 and January 2014, the Company issued $2,703,000 of 8% convertible promissory notes payable for which principal and interest is due six months after the date of issuance. Pursuant to the note agreements, if the Company issues equity securities in a transaction resulting in gross proceeds of at least $3,000,000, the promissory note and accrued interest will automatically convert to common stock at a conversion price of $1.26 per share. The notes also allow the investor to convert at any time prior to maturity at $1.26 per share at their option. With the promissory note, the investor will also receive a warrant to purchase common stock equal to one-half of the principal amount of the promissory note. The warrant will have an exercise price of $1.89 per share and will be exercisable for three years from date of issuance.

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The value of the proceeds of the notes was allocated to the warrants as discussed in Note 9 and the remaining balance was allocated to the beneficial conversion feature as the intrinsic value of the beneficial conversion feature is greater than the remaining value of the notes. The discount on the notes is being amortized into interest expense over the remaining life of the notes.

On March 31, 2014, the Company closed on an equity transaction which qualified as a “qualified financing” as such the $2,703,000 in 2013 Notes and the accrued interest was converted into 2,186,838 shares of our common stock. The Company also converted $4,275,172 of the 2010, 2011 and 2012 Notes and accrued interest into 3,111,126 shares of our common stock. The remaining balance of any debt discounts on the notes converted was recorded into interest expense at the time of the conversion.

As of March 31, 2016 and June 30, 2015, the convertible notes outstanding balance was $60,000 and $60,000, respectively. As of March 31, 2016, all of the outstanding convertible notes have matured and payments were due. The convertible notes which have not been repaid or converted continue to accrue interest at a rate of 8%.

Note 7 Series A Convertible Preferred Stock

On December 7, 2015, the Board of Directors authorized 15,000,000 shares of Series A Convertible Preferred Stock (“Series A Stock”). The Series A Stock has a conversion feature at the option of the holder that can be converted at any time at a conversion rate of $1.95, subject to adjustment, into common stock. The shares also have a mandatory conversion feature at the same conversion rate if one of the following events occurs: 1) Upon vote or consent of 2/3 of the then outstanding Series A Stock; 2) Upon the Company’s listing to NASDAQ Stockmarket or the NYSE MKT and the Company’s common stock trades for 30 days for at least 155% of the Series A Stock conversion price; or 3) the Company closes an underwritten public offering of at least $15 million in gross proceeds with an offering price of at least 155% of the Series A Stock conversion price. The Series A Stock’s conversion price is subject to weighted average anti-dilution protection, as defined, and is subject to adjustments for stock splits, dividends, and similar events. The Series A Stock is redeemable ten years after the issuance date or upon a liquidation event, as defined, which includes a change in control and therefore recorded before Stockholders’ Equity on the consolidated balance sheet. The Series A Stock is entitled to an annual dividend of 6% based on the original issuance price, compounded quarterly. The dividend is cumulative and will be paid in shares of Series A Stock. The accrued dividends are payable upon redemption or conversion. The Series A Stock has voting rights equal to common stockholders as if the Series A Stock converted into common stock on the record date of the vote. The Series A Stock also has liquidation preferences over other shareholders. As of March 31, 2016, the liquidation preference was $1.95 per share.

On December 10, 2015, the Company closed an initial offering of its Series A Stock with an offering price of $1.95 per share. The Company issued 1,025,699 shares and received net proceeds of $1,803,548 after the placement agent compensation and issuance costs paid of $105,715 and a warrant with a fair value of $90,852 recorded as issuance costs. On March 2, 2016, the Company closed a second offering of its Series A Stock with an offering price of $1.95 per share. The Company issued 1,716,487 shares and received net proceeds of $2,956,975 after the placement agent compensation and issuance costs paid of $231,214 and a warrant with a fair value of $159,311 recorded as issuance costs. The issuance costs are being accreted over the ten-year life of the Series A Stock of which $8,169 was accreted during the three months ended March 31, 2016.

On March 31, 2016, the Company declared and issued 27,236 shares of Series A Stock as dividends on the current outstanding shares of Series A Stock.

On April 12, 2016, the Company completed an additional close of its Series A Stock with an offering price of $1.95 per share. The Company issued 512,820 shares and received gross proceeds of $1 million.

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Note 8 Shareholders’ Equity

On March 31, 2014, the Company entered into a services agreement whereby the Company receives assistance with investor relations relating to digital strategy, website and investor materials, market awareness and other services. The compensation for these services was up to 500,000 shares of common stock to be issued over a twelve-month period. For the year ended June 30, 2015, 166,668 shares of common stock were issued under the agreement and $296,669 was recorded as investor relations expense during the year ended June 30, 2015. On November 1, 2014 the agreement was terminated and no additional compensation was paid.

During 2015, the Company completed two private placement transactions in which the Company issued 6,040,921 units to accredited investors. Each unit consists of one share of our common stock and one common share purchase warrant. Each warrant entitles the holder to purchase one share of common stock at a price of $2.50 per share and the warrant will expire 36 months following the issuance. The Company received net proceeds of $10.1 million after the placement agent compensation and issuance costs paid of $1,071,568 and $2,072,911 of warrant expense recorded as issuance costs. The Company also issued 37,838 shares of common stock for services in assisting in the private placement and $70,000 had been recorded in additional paid in capital as issuance costs.

The Company has not declared or paid any dividends or returned any capital to common stock shareholders as of March 31, 2016.

Note 9 Stock-Based Compensation

Options - AntriaBio adopted individual stock option plans in January 2013 for four officers and/or directors of the Company. The stock option plans granted 1,500,000 option shares with an exercise price of $4.50 per share. Options to purchase 819,445 shares vested immediately, options to purchase 541,667 shares vest monthly over 3 years and 138,888 shares vest on May 31, 2013. In June 2013, AntriaBio adopted individual stock option plans for two consultants of the Company. The stock option plans granted 8,334 shares with an exercise price of $4.50 per share and had fully vested as of June 30, 2015.

On March 26, 2014, the Company adopted the AntriaBio, Inc. 2014 Stock and Incentive Plan which allows the Company to issue up to 3,750,000 of common stock in the form of stock options, incentive options or common stock. As of March 31, 2016, the Company granted 3,295,000 of these shares to current employees and directors of the Company. The options have an exercise price from $1.29 to $3.44 per share. The options vest monthly over four years, with some options subject to a one year cliff before options begin to vest monthly.

On February 23, 2015, the Company adopted the AntriaBio, Inc. 2015 Non Qualified Stock Option Plan which allows the Company to issue up to 6,850,000 of common stock in the form of stock options. As of March 31, 2016, the Company had granted 4,162,000 of these shares to current employees and directors of the Company. The options have an exercise price of from $1.40 to $2.06 per share. The options vest monthly over 4 years with some options subject to a one year cliff before options begin to vest monthly.

AntriaBio has computed the fair value of all options granted using the Black-Scholes option pricing model. In order to calculate the fair value of the options, certain assumptions are made regarding components of the model, including the estimated fair value of the underlying common stock, risk-free interest rate, volatility, expected dividend yield and expected option life. Changes to the assumptions could cause significant adjustments to valuation. AntriaBio estimated a volatility factor utilizing a comparable published volatility of peer companies. Due to the small number of option holders and all options being to officers and/or directors, AntriaBio has estimated a forfeiture rate of zero as the value of each option holder is calculated individually. AntriaBio estimates the expected term based on the average of the vesting term and the contractual term of the options. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of the grant for treasury securities of similar maturity.

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AntriaBio has computed the fair value of all options granted during the nine months ended March 31, 2016 using the following assumptions:

Expected volatility	100%
Risk free interest rate	1.91%
Expected term (years)	7
Dividend yield	0%

Stock option activity is as follows:

		Weighted	Weighted Average
	Number of	Average	Remaining
	Options	Exercise Price	Expected Life
Outstanding, June 30, 2014	4,343,334	$3.61	5.6
Granted	4,572,000	$2.02
Forfeited	(212,916)	$3.57
Outstanding, June 30, 2015	8,702,418	$2.78	7.1
Granted	50,000	$1.40
Forfeited	(35,000)	$1.75
Outstanding, March 31, 2016	8,717,418	$2.77	6.4

Exercisable at March 31, 2016	4,041,063	$3.27	5.0

Stock-based compensation expense related to the fair value of stock options was included in the statement of operations as research and development – compensation and benefits expense of $297,925 and $917,892, respectively, and as general and administrative – compensation and benefits expense of $613,710 and $1,959,736, respectively, for the three and nine months ended March 31, 2016. The unrecognized stock-based compensation expense at March 31, 2016 is $8,599,608. AntriaBio determined the fair value as of the date of grant using the Black-Scholes option pricing method and expenses the fair value ratably over the vesting period.

Warrants- AntriaBio issued warrants to agents in conjunction with the closing of various financings and issued warrants in note conversions and private placements as follows:

		Weighted	Weighted Average
	Number of	Average	Remaining
	Warrants	Exercise Price	Contractual Life
Outstanding, June 30, 2014	11,099,739	$2.21	3.6
Warrants issued in private placement	6,040,921	$2.50
Warrants issued to placement agent	1,824,489	$2.50
Warrants issued for investor relations	111,000	$1.63
Warrants cancelled	(59,758)	$2.92
Outstanding, June 30, 2015	19,016,391	$2.33	3.0
Warrants issued for investor relations	87,000	$1.70
Warrants issued to placement agent	271,990	$2.39
Warrants cancelled	(30,000)	$3.44
Outstanding, March 31, 2016	19,345,381	$2.32	2.3

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Year Ended June 30, 2015: The Company issued warrants to purchase 6,040,921 shares of common stock at a price of $2.50 per share, exercisable through April 2018 in connection with the issuance of units in private placements. The Company issued warrants to the placement agent to purchase agent to purchase 1,824,489 shares of common stock at a price of $2.50 per share, exercisable through April 2022 in connection with the private placements that occurred from November 2014 through April 2015. The Company issued warrants to purchase 105,000 shares of common stock at a price of $1.65 per share in connection with investor relations services. The Company issued warrants to purchase 6,000 shares of common stock at a price of $1.38 per share in connection with investor relations services.

For the Nine Months Ended March 31, 2016: The Company issued warrants to purchase 9,000 shares of common stock at a price of $1.38 per share in connection with investor relations services. The Company issued warrants to purchase 18,000 shares of common stock at a price of $1.34 per share in connection with investor relations services. The Company issued warrants to purchase 60,000 shares of common stock at a price of $1.85 per share in connection with investor relations services. The Company issued warrants to the placement agents to purchase 271,990 shares of common stock at a weighted average price of $2.39 per share, exercisable through October 2023 in connection with the preferred stock offering that occurred during the nine months ended March 31, 2016.

The warrants exercisable for the 66,667 shares of common stock are accounted for under liability accounting for the shares that have vested and were recorded at their fair value on the date of issuance of $50,365 as a liability and as professional fees and investor relation expense. Warrants for 30,000 shares of the common stock were cancelled as of December 31, 2015 as the vesting events for the warrants had not occurred. The fair value as of March 31, 2016 and June 30, 2015 were $11,679 and $31,777, respectively which is reflected as a liability with the fair value adjustment recorded as derivative gains or losses on the consolidated statements of operations.

The warrants exercisable for the 4,968,482 shares of common stock were accounted for under equity treatment and were recorded at the allocated fair value as of the date of issuance. The estimated fair value of the warrants was $3,527,816 and the allocated fair value of $2,597,932 was recorded into additional paid-in capital. The warrants exercisable for the 1,072,439 shares of common stock were accounted for under equity treatment and were recorded at the allocated fair value as of the date of issuance. The estimated fair value of the warrants was $1,009,433 and the allocated fair value of $595,184 was recorded into additional paid-in capital. The warrants exercisable for the 105,000 shares of common stock were accounted for under equity treatment and were fair valued as of the date of issuance. The fair value of the warrants was valued at $80,677 and recorded as additional paid-in-capital and professional fees. The warrants exercisable for the 6,000 shares of common stock were accounted for under equity treatment and were fair valued as of the date of issuance. The fair value of the warrants was valued at $9,006 and recorded as additional paid-in-capital and professional fees.

The warrants exercisable for the 9,000 shares of common stock were accounted for under the equity treatment and were fair valued as of the date of issuance. The fair value of the warrants was valued at $11,407 and recorded as additional paid-in-capital and investor relations. The additional warrants exercisable for the 18,000 shares of common stock were accounted for under the equity treatment and were fair valued as of the date of issuance. The fair value of the warrants was valued at $17,412 and recorded as additional paid-in-capital and investor relations. The warrants exercisable for the 60,000 shares of common stock were accounted for under the equity treatment and were fair valued as of the date of issuance. The fair value of the warrants was valued at $34,122 and recorded as additional paid-in-capital and investor relations. The warrants exercisable for 271,990 shares of common stock were accounted for under equity treatment and were fair valued as of the date of issuance. The fair value of the warrants was valued at $250,163 and recorded as additional paid-in-capital and Series A Convertible Preferred Stock as issuance costs.

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The warrants exercisable for the 1,477,287 shares were accounted for under liability accounting on the date they were recorded, except for 58,914 shares which were recorded directly into equity using the Black-Scholes pricing model on February 23, 2015 at a fair value of $92,111. The warrants to purchase 1,418,373 shares had a value of $1,498,809 when originally recorded using a Lattice pricing model and $2,217,605 as of February 23, 2015 using a Black-Scholes pricing model when the warrant terms became fixed and were reclassified into equity with the fair value adjustment recorded as derivative expense on the consolidated statement of operations. The warrants exercisable for the 347,202 shares were accounted for under liability accounting on the date they were recorded, except for 247,552 shares which were recorded directly into equity using the Black-Scholes pricing model on April 6, 2015 at a fair value of $309,121. The warrants to purchase 99,650 shares had a value of $172,809 when originally recorded using a Lattice pricing model and $124,434 as of April 6, 2015 using a Black-Scholes pricing model when the warrant terms became fixed and were reclassified into equity with the fair value adjustment recorded as derivative expense on the consolidated statement of operations.

The warrants were valued using the Black-Scholes option pricing model on the date of issuance except for the warrants to purchase 1,518,387 shares which were valued using a Lattice pricing model. In order to calculate the fair value of the warrants in both models, certain assumptions were made regarding components of the model, including the closing price of the underlying common stock, risk-free interest rate, volatility, expected dividend yield, and warrant term. Changes to the assumptions could cause significant adjustments to valuation. AntriaBio estimated a volatility factor utilizing a comparable published volatility of a peer company. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of the grant for treasury securities of similar maturity.

The Black-Scholes valuation methodology was used because that model embodies all of the relevant assumptions that address the features underlying these instruments. Significant assumptions were as follows:

Expected volatility	82% - 124%
Risk free interest rate	0.56% - 2.21%
Warrant term (years)	1 - 7.5
Dividend yield	0%

We utilize a Lattice model to determine the fair market value of the warrants to purchase 1,418,373 shares on the day they were issued. The warrants issued resulted in a warrant derivative liability of $1,498,809 on the dates they were issued. The Lattice model accommodates the probability of exercise price adjustment features as outlined in the placement agent agreement. Under the terms of the placement agent agreement, until the final close of the private placement financing under the agreement, the exercise price per share can be reduced in proportion to the exercise price per share of warrants issued in the private placement that is lower than the exercise price per share as stated in the warrant agreement. The estimated fair value was derived using the lattice model with the following assumptions:

Expected volatility	90% - 91%
Risk free interest rate	1.89% - 1.98%
Warrant term (years)	7
Dividend yield	0%

We utilize a Lattice model to determine the fair market value of the warrants to purchase 99,650 shares on March 31, 2015, the day they were issued. The warrants issued resulted in a warrant derivative liability of $172,809 on the date they were issued. The Lattice model accommodates the probability of exercise price adjustment features as outlined in the placement agent agreement. Under the terms of the placement agent agreement, until the final close of the private placement financing under the agreement, the exercise price per share can be reduced in proportion to the exercise price per share of warrants issued in the private placement that is lower than the exercise price per share as stated in the warrant agreement. The estimated fair value was derived using the lattice model with the following assumptions:

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Expected volatility	90%
Risk free interest rate	1.71%
Warrant term (years)	7
Dividend yield	0%

Note 10 Income Taxes

Income tax expense during interim periods is based on applying an estimated annual effective income tax rate to year-to-date income, plus any significant unusual or infrequently occurring items which are recorded in the interim period. The computation of the annual estimated effective tax rate at each interim period requires certain estimates and significant judgment including, but not limited to, the expected operating income for the year, projections of the proportion of income earned and taxed in various jurisdictions, permanent and temporary differences, and the likelihood of recovering deferred tax assets generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur, more experience is obtained, additional information becomes known or as the tax environment changes.

In the nine months ended March 31, 2016, the Company did not record any income tax provision due to expected future losses and full valuation allowance on its deferred tax assets.

Note 11 Commitments and Contingencies

Lease Commitments – In May 2014, the Company entered into a lease of approximately 27,000 square feet of office, laboratory and clean room space to be leased for seventy two months. The lease requires monthly payments of $28,939 adjusted annually by approximately 3% plus triple net expenses monthly of $34,381 adjusted annually. The Company also made a security deposit of $750,000 which is held by the landlord, of which $187,500 has been returned to the Company and the remaining balance will be returned gradually over the next several years.

As of March 31, 2016, the minimum rental commitment under the lease is as follows:

Year Ending June 30,
2016 (remaining)	91,208
2017	370,252
2018	381,360
2019	392,855
2020	335,747
$1,571,422

In September 2014, the Company entered into an equipment lease for laboratory equipment to be leased for twenty-four months with a bargain purchase option at the end of the lease. The equipment lease has been recorded as a capital lease with monthly payments of $8,075 per month to be made.

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As of March 31, 2016, minimum rental commitment under the lease is as follows:

Year Ending June 30,
2016 (remaining)	$24,223
2017	24,223
Total rental commitments	48,446
Less: Interest payments	(1,500)
Total lease payable	46,946
Lease payable, current portion	46,946
Lease payable, less current portion	$-

Legal Matters - From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of March 31, 2016, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of our operations. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholders, is an adverse party or has a material interest adverse to our interest.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

General

This discussion and analysis should be read in conjunction with the accompanying financial statements and related notes. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors.

Executive Summary

AntriaBio, is a biopharmaceutical company that develops novel, sustained release injectable therapies. We apply our proprietary formulation and manufacturing capabilities to known, well-characterized molecules to create differentiated, patent-protected products that have the potential to significantly improve existing standards of care.

Our lead product candidate, AB101 is a microsphere formulation of human recombinant insulin and a biodegradable polymer that is injected subcutaneously once per week for patients with type 1 and type 2 diabetes mellitus. We believe that AB101 has the potential to provide a near peak-less, slow and uniform release of basal insulin. The current standard of care in the $11 billion basal insulin market is daily or twice a day injections.

In the quarter ended March 31, 2016, we continued the development of the AB101 program with primary goal of commencing our first clinical study in 2016. Specifically, having completed construction of our cGMP suite in the 4th quarter of calendar year 2015, we began testing our new equipment and refining our manufacture processes to enable the production of sterile batches of AB101 suitable for human injection. In January 2016, Michael Deperro joined the team as head of operations and he is spearheading our clinical manufacturing campaign.

It is critical that we replicate the successful GLP manufacture of AB101 in our labs in our new sterile manufacturing suite in order to facilitate the timely commencement of our first clinical study. In addition to securing additional capital to fund our ongoing operations, we believe that the manufacture of clinical material for AB101 in accordance with our pre-determined specifications is the most important near term milestone that must be achieved to successfully start our clinical study in 2016. If we experience any material delays in enabling our sterile manufacturing, the timing for the commencement of our first study will be adversely impacted.

As part of our preparation for our clinical study for AB101, in calendar year 2015 we initiated a dialogue with the FDA through a pre-IND meeting request submission to obtain the agency’s perspective with respect to our preclinical efforts and planned initial clinical studies for AB101. We have received detailed and constructive feedback from the FDA regarding our study plans for AB101 and while we have yet submitted our IND to the FDA, we believe that based upon the written and in-person feedback that we have received from the agency, there is nothing outstanding that would preclude us from studying AB101 in patients. We plan on submitting the IND in the second half of calendar year 2016 and commencing our clinical study shortly thereafter.

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Significant Accounting Policies and Estimates

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to share-based payments and warrants, fair value of derivative instruments, useful life of depreciable assets, income tax valuation allowances and contingencies. Management bases its estimates and judgments on historical experience and on various factors that are believed to be reasonable under the circumstance, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The methods, estimates, and judgments used by us in applying these most critical accounting policies have a significant impact on the results we report in our consolidated financial statements.

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Results of Operations

For Three and Nine Months Ended March 31, 2016 and 2015

Results of operations for the three months ended March 31, 2016 (the “2016 quarter”) and the three months ended March 31, 2015 (the “2015 quarter”) reflected losses of approximately $3,711,000 and $3,173,000, respectively.

Results of operations for the nine months ended March 31, 2016 (the “2016 period”) and the nine months ended March 31, 2015 (the “2015 period”) reflected losses of approximately $11,065,000 and $8,323,000, respectively.

Revenues

We are a preclinical stage company and have not generated any revenues since inception.

Expenses

Research and development costs include salaries, benefits and other staff-related costs; consultants and outside costs; material manufacturing costs; and facilities and other costs. Research and development costs were approximately $2,310,000 in the 2016 quarter compared to $1,291,000 in the 2015 quarter. Research and development costs were approximately $6,802,000 in the 2016 period compared to $2,970,000 in the 2015 period. The increase is due to the Company having significant research and development activities during the 2016 period compared to the 2015 period. The Company has hired significant staff as well as begun preparing to manufacture clinical material in the 2016 period as compared to the 2015 period in which the Company was still getting the facilities established as the construction of the lab facilities and the manufacturing suite was not yet completed.

General and administrative costs were approximately $1,405,000 in the 2016 quarter compared to $1,009,000 in the 2015 quarter. General and administrative costs were approximately $4,279,000 in the 2016 period compared to $4,635,000 in the 2015 period. The increase for the 2016 quarter is due to an increase in compensation and benefits as we hired staff during the current year and an increase in general expenses in the 2016 quarter compared to the 2015 quarter as overall operations have increased. The decrease for the 2016 period is due to a decrease in consulting fees and investor relations fees for the 2016 period as we have hired staff and brought significant portions of those roles in house.

Liquidity and Capital Resources

As of March 31, 2016, we have approximately $1.7 million in cash on hand and a working capital deficit of approximately $379,000. During the year ended June 30, 2015, we closed on an equity transaction in which we issued 6,040,921 units, with each unit consisting of one share of common stock and a warrant to purchase one share of common stock. The Company received net proceeds of approximately $10.1 million from the equity transaction. During the nine months ended March 31, 2016, we closed on Preferred Stock transactions in which we issued 2,742,186 shares of Series A Convertible Preferred Stock. The Company received net proceeds of approximately $4.8 million from the transaction. On April 12, 2016, we closed a final Preferred Stock transaction in which we issued 512,280 shares of series A convertible Preferred Stock and received proceeds of $1 million.

While we do have cash on hand, we anticipate that we will need an additional $15-$18 million to cover operating expenses, the first clinical trial for AB101 and continuing research and development of our product pipeline through the calendar year end 2016 and the first half of calendar year 2017. We are currently in the process of raising additional capital to fund our current and future operations. If for any reason we are unable to secure additional capital, our ongoing prospects will be severely limited and we will be unable to fund our first clinical study for AB101 which we believe is a critical step in demonstrating human proof of concept and materially increasing shareholder value.

Going Concern

The continuation of our business is dependent upon obtaining further financing and achieving a break even or profitable level of operations in our business. The issuance of additional securities by us could result in a significant dilution in the equity interests of our current or future stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments. There are no assurances that we will be able to obtain additional financing through either private placements, and/or bank financing or other loans necessary to support our working capital requirements. To the extent that funds generated from operations and any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to us. These conditions raise substantial doubt about our ability to continue as a going concern.

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Recent Accounting Pronouncements

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties About an Entity's Ability to Continue as a Going Concern ("ASU 2014-15"), which provides guidance on determining when and how to disclose going-concern uncertainties in the financial statements. The new standard requires management to perform assessments of an entity's ability to continue as a going concern within one year of the date the financial statements are issued. An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity's ability to continue as a going concern. We will be required to perform the going concern assessment under ASU 2014-15 beginning with the year ending June 30, 2017. We do not expect the adoption of the new provisions to have a material impact on our financial condition, results of operations or disclosures.

In January 2015, the FASB issued ASU 2015-01, Income Statement – Extraordinary and Unusual Items (Subtopic 225-20), which eliminates the concept of extraordinary items. The new guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2015. The new guidance is to be applied prospectively but may also be applied retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. We expect to adopt the provisions of this new guidance beginning with the year ending June 30, 2017. We do not expect the adoption of the new provisions to have a material impact on our financial condition or results of operations.

In November 2015, the FASB issued ASU 2015-17, Income Taxes: Balance Sheet Classification of Deferred Taxes, which is intended to improve how deferred taxes are classified on organizations’ balance sheets by eliminating the current requirement for organizations to present deferred tax liabilities and assets as current and noncurrent in a classified balance sheet.  Instead, organizations will now be required to classify all deferred tax assets and liabilities as noncurrent.  The changes are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. We expect to adopt the provisions of this new guidance on July 1, 2016.  We do not expect the adoption of the new provisions to have a material impact on our financial condition or results of operations.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall: Recognition and Measurement of Financial Assets and Financial Liabilities, which addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. ASU 2016-01 will be effective for us starting on July 1, 2018, and early adoption is not permitted. We are currently evaluating the impact that the standard will have on our consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This update requires organizations to recognize lease assets and lease liabilities on the balance sheet and also disclose key information about leasing arrangements. This ASU is effective for annual reporting periods beginning on or after December 15, 2018, and interim periods within those annual periods. Earlier application is permitted for all entities as of the beginning of an interim or annual period. We are currently evaluating the impact the adoption of this ASU will have on our consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09. Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The update will affect all entities that issue share-based payment awards to their employees and is effective for annual periods beginning after December 15, 2016 for public entities. The areas for simplification in ASU 2016-09 involve several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. We are currently evaluating the impact the adoption of this ASU will have on our consolidated financial statements.

Off-Balance Sheet Arrangements

We had no off-balance sheet transactions.

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ITEM 3. QUALITATIVE AND QUANTITATIVE DISCUSSION ABOUT MARKET RISK.

Not required for smaller reporting companies.

ITEM 4. CONTROLS AND PROCEDURES.

Evaluation of Disclosure Controls and Procedures

As of the end of the period covered by this Quarterly Report on Form 10-Q, we carried out an evaluation, under the supervision and with the participation of our management, including our Chief Executive Officer (our principal executive officer) and our Chief Accounting Officer (our principal accounting officer), of the effectiveness of our disclosure controls and procedures as defined in Rule 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Based on that evaluation and the material weakness described below, our management concluded that we did not maintain effective disclosure controls and procedures as of March 31, 2016 in ensuring that information that we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC rules and forms and that it is accumulated and communicated to the issuer’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate, to allow timely decisions regarding required disclosure. Our management has identified control deficiencies regarding a lack of segregation of duties, and a need for a stronger internal control environment. Our management believes that these deficiencies, which in the aggregate constitute a material weakness, are due to the small size of our staff, which makes it challenging to maintain adequate disclosure controls.

Changes in internal controls over financial reporting

During the period covered by this Quarterly Report on Form 10-Q, there were no changes in our internal control over financial reporting (as defined in Rule 13(a)-15(f) or 15(d)-15(f)) that occurred during the period covered by this quarterly report that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II – OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS.

None.

ITEM 1A. RISK FACTORS.

Certain factors exist which may affect the Company’s business and could cause actual results to differ materially from those expressed in any forward-looking statements. The Company has not experienced any material changes from those risk factors as previously disclosed in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 28, 2015 (the “Form 10-K”).

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

On February 19, 2016, we agreed to issue warrants to purchase up to 60,000 shares of common stock as compensation for consulting services performed in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act. The warrants contain a cashless exercise rights, and shall be adjusted both as to the number of Financing Warrant Shares and price into which and at which they are exercisable, based on any splits, conversions, or reorganizations that affect the Company’s common stock.

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On April 12, 2016, we closed a final offering of our Series A Preferred Stock with one accredited investor. In connection with the close, we entered into a Purchase Agreement by and between us and the investor in which we issued 512,280 Series A Preferred Shares at a purchase price of $1.95 per share. We received gross proceeds of $1 million which was raised by the Company acting as its own agent and therefore the proceeds are not subject to placement agent fees.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES.

None.

ITEM 4. MINE SAFETY DISCLOSURES.

Not applicable.

ITEM 5. OTHER INFORMATION.

None.

ITEM 6. EXHIBITS.

Exhibit Number	Description of Exhibits

31.1	Certification of Chief Executive Officer as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002*

31.2	Certification of Chief Accounting Officer as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002*

32.1	Certification of Chief Executive Officer as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*

32.2	Certification of Chief Accounting Officer as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*

101	The following materials from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 formatted in XBRL (eXtensible Business Reporting Language): (i) Balance Sheet, (ii) Statement of Operations, (iii) Statements of Cash Flows, (iv) Statements of Stockholders Equity and (v) related notes to these financial statements, tagged as blocks of text.*

*Filed herewith

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SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ANTRIABIO, INC.

Date: May 16, 2016	By:	/s/ Nevan Elam
Nevan Elam
Chief Executive Officer
(Principal Executive Officer)

Date: May 16, 2016	By:	/s/ Morgan Fields
Morgan Fields
Chief Accounting Officer
(Principal Accounting Officer)

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